Exhibit 99.1

Mobiquity Networks and MovieTickets.com Team Up To Provide Movie Studios The Ability To Reach Millions of Mobile Movie App Users

Triggered By Beacons, Campaigns In Mall Common Areas Designed

To Drive Attention and Traffic

GARDEN CITY, N.Y., October 8, 2015 -- Mobiquity Networks, a wholly owned subsidiary of Mobiquity Technologies, Inc. (OTCQB: MOBQ), which powers a leading national location based mobile advertising and app engagement network, announced a partnership today with MovieTickets.com that provides movie studios a highly precise time and location based platform for reaching movie fans by showing film trailers and other compelling content to millions of MovieTickets.com mobile app users when they are in venues that are part of Mobiquity Networks’ national footprint.

MovieTickets.com is a premier digital destination for film fans, and the MovieTickets.com mobile app offers movie showtimes, trailers, reviews, exclusive movie clips and news. Movie studios see significant cross-over between mall-shoppers and avid movie-goers, and have been long-time mall advertisers. By partnering with Mobiquity Networks, MovieTickets.com will be able to deliver campaigns that are triggered by beacons in mall common areas. When a movie fan walks into a mall, they will receive targeted and engaging content about upcoming releases on their smartphone, resulting in increased awareness of movie premiers and thus box office sales.

Mobiquity Networks has the largest shopping mall-based beacon-advertising network in the country. The network footprint currently includes 320 premier U.S. shopping malls and covers more than 7,500 unique retailers with over 40,000 individual storefronts. This scale gives Mobiquity Networks’ advertisers the opportunity to reach out to more than 250 million monthly mall shoppers in real-time as they are deciding which retailers to visit, what brands to buy and in this case, what movies to see. The Mobiquity network provides an effective and scalable solution to influence mobile phone users at precisely the right place and time to boost sales.

Integrating Mobiquity Networks’ software into the mobile app of a retailer, brand or contextually relevant partner, such as MovieTickets.com, enables rich in-app experiences, audience-focused promotions and delivery of a location-based offers from the mobile app publisher. Always sensitive to privacy and consumer experience issues, the messaging is only triggered for users who have opted-in for local notifications, and only if they are near to one of the network’s beacons.

“Through our partnership with MovieTickets.com, Mobiquity Networks is methodically building robust and unique advertising and marketing options for movie studios who desire a special ability to be in front of millions of movie fans while they are shopping at our networked malls,” said Tom Arnost, Executive Chairman of Mobiquity Networks. “Studio research has shown a high correlation between mall shoppers and actual movie goers, making Mobiquity Networks' 250M+ monthly mall shoppers a target rich environment for reaching America's active movie going public. This agreement opens up significant revenue potential from a totally new group of motivated advertisers.”

“We chose Mobiquity Networks because of its scale, proven technology, exclusive mall based footprint, and because it gives current and future advertisers valuable ways to engage with our app users at times that will positively influence theater traffic.” said CEO of MovieTickets.com, Joel Cohen.

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB:  MOBQ) ("Mobiquity"), a leading national location based mobile advertising network, has developed one of the largest consumer-focused proximity networks in the world. Mobiquity's integrated suite of leading-edge location based mobile advertising technologies allows our clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue. Mobiquity Technologies will continue to attempt to expand its location-based mobile advertising solutions to create "smart malls" in retail destinations across the U.S. using Bluetooth-enabled iBeacon technology. Please visit the Company's corporate websites at: www.mobiquitynetworks.com and www.mobiquitytechnologies.com.

About MovieTickets.com

MovieTickets.com is the leader in advance movie ticketing with 240 theater chains, representing over 28,000 screens worldwide in its group, offering moviegoers a quick and convenient way to purchase tickets online, via mobile devices and at 877-789-MOVIE. The company currently enables remote ticketing for consumers across 21 countries/territories including the United States, Canada, United Kingdom, Ireland, Argentina, Puerto Rico, the Dominican Republic and the Caribbean. Fans can stay connected with MovieTickets.com through Facebook (facebook.com/MovieTicketscom), Twitter (twitter.com/movietickets) and YouTube (youtube.com/MovieTicketsTrailers).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Contact for media inquiries:

Mobiquity Technologies
Jim Meckley, CMO

jim@mobiquitynetworks.com / (516) 256-7766 x222

For MovieTickets.com

Hans-Dieter Kopal

hans@pcommgroup.com / (323) 658-1555